Exhibit 3.58

LIMITED LIABILITY COMPANY AGREEMENT

OF

ELIZABETH ARDEN NM, LLC

This Limited Liability Company Agreement (this “Agreement”) of Elizabeth Arden NM, LLC is entered into this 10th day of July, 2013 by Elizabeth Arden, Inc. (the “Member”) pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

1.      Name. The name of the limited liability company governed hereby is Elizabeth Arden NM, LLC (the “Company”).

2.     Certificates. Oscar E. Marina, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.      Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4.      Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement, including Section 16.

5.      Principal Business Office. The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6.      Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporate Creations Network Inc., 3411 Silverside Road Rodney Building #104, Wilmington, DE 19810, New Castle County.

7.      Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporate Creations Network Inc., 3411 Silverside Road Rodney Building #104, Wilmington, DE 19810, New Castle County.

8.     Name and Mailing Address of the Member. The name and the mailing address of the Member are as follows:

Name	Address

Elizabeth Arden, Inc.	2400 S.W. 145 Avenue, Miramar, FL 33027

9.      Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 23 of this Agreement.

10.   Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, any Officer (as hereinafter defined), employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11.   Capital Contributions. The Member is deemed admitted as a Member of the Company upon its execution and delivery of this Agreement. The initial contribution of the Member consists of the assets set forth on Schedule A attached hereto. The total capital of the Member in the Company from time to time shall be referred to as the Member’s “Capital.”

12.   Additional Contributions. The Member is not required to make additional capital contributions to the Company.

13.   Capital Account. A Capital account (“Capital Account”) shall be maintained for the Member on the books of the Company. Such Capital Account shall be adjusted to reflect the Member’s shares of allocations and distributions as provided in Section 15 of this Agreement, and any additional capital contributions to the Company or distributions from the Company.

14.   Profits and Losses. The profits or losses incurred by the Company for each taxable year shall be determined on an annual basis. For each taxable year in which the Company realizes profits or losses, such profits or losses, respectively, shall be allocated to the Member in accordance with Treasury Regulation 1.704-1.

15.    Allocations and Distributions.

a.      Allocations of Profit and Loss.  Whenever the Company’s profit and loss is allocated to the Member, every item of income, gain, loss, deduction and credit entering into the computation of such profit or loss applicable to the period during which such profit or loss was realized shall be allocated to the Member.

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b.    Distributions. Distributions shall be made to the Member at such times and in such amounts as may be determined in the sole discretion of the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

16.   Management.

a.     The  business  and  affairs  of the  Company  shall be managed by the Member. Subject to the express limitations contained in any provision of this Agreement, the Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carry out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement.

b.     Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Member may reasonably determine.

c.     The Member shall have the powers set forth above until the earliest to occur of its termination, dissolution or other inability to act in such capacity, at which time the legal representative of the Member shall appoint a successor to the interest of the Member for the purpose of administering the property of the Member.

d.     The Member may be compensated for its services to the Company, as determined in its sole discretion.

17.   Officers.    The  officers  of  the  Company  (the  (“Officers”)  are  as follows:

Name	Title

E. Scott Beattie	President
Stephen J. Smith	Vice President and Treasurer
Oscar E. Marina	Vice President and Secretary

The Member may, from time to time as it deems advisable, appoint additional officers of the Company and assign in writing titles (including, without limitation, President, Vice President,  Secretary and  Treasurer) to  any  such person.   Unless  the  Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 17 may be revoked at any time by the Member.

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18.   Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19.   Exculpation and Indemnification. None of the Member or any Officer (each an “Indemnified Party”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Party’s gross negligence or willful misconduct. To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Party by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

20.    Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

21.    Termination of Membership. The rights of the Member to share in the profits and losses of the Company, to receive distributions and to assign its interest in the Company pursuant to Section 22 shall, upon the termination of the legal existence of the Member, devolve on its legal representative for the purpose of administering the property of the Member.

22.    Assignments. The Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest, as determined in its sole discretion.

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23.    Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the bankruptcy, withdrawal or termination of the legal existence of the Member, unless the Company is continued without dissolution in accordance with the Act, and (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the assets of the Company shall be applied in the manner and in the order of priority, set forth in Section 18-804 of the Act.

24.    Elections. The Member shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Company or any other method or procedure related to the preparation of such tax returns. The Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws, and the Member shall not be liable for any consequences to any previously admitted or subsequently admitted Members resulting from their making or failing to make any such elections.

25.    Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

26.    Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

27.    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

28.    Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

MEMBER

ELIZABETH ARDEN, INC.

By:	/s/ Oscar E. Marina
Name: Oscar E. Marina
Title: EVP

[SIGNATURE PAGE TO LLC AGREEMENT FOR ELIZABETH ARDEN NM, LLC]

Schedule A

Name	Capital Contribution

Elizabeth Arden, Inc.	$1